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                                                                   EXHIBIT 10.9


                              SUN MEDIA CORPORATION
        12.15 % convertible Obligation (< Cancap >) due November 28, 2008

CDN $350,000,000                                               November 28, 2002


FOR VALUE RECEIVED, the undersigned, SUN MEDIA CORPORATION, a company continued and existing under the COMPANY ACT (British Columbia) (the
< ISSUER >) , hereby promises to pay to QUEBECOR MEDIA INC., a company organized and existing under the COMPANIES ACT (Quebec), or its assigns (in each case, the < HOLDER >), the sum of 350,000,000 Canadian Dollars (the
< FACE AMOUNT >) on November 28, 2008, with interests ("COUPON PAYMENTS") on the unpaid balance thereof at the rate of 12.15 % per annum from the date hereof. The Coupon Payments shall be payable (subject to Section 2(b) hereof) semi-annually on January 14 and July 14 of each year (the first Coupon
Payment which shall be of $5,475,821.92 and payable on January 14, 2003, and the last Coupon Payment which shall be of $15,961,438.36 and payable on November 28, 2008), until the Face Amount hereof shall become due and payable.

         This 12.15 % Convertible Obligation due November 28, 2008 (together with any security issued upon transfer or exchange of or in substitution for this Convertible Obligation, in each case, the < CANCAP >) is an obligation of the Issuer. The Holder of the Cancap will be deemed, by its acceptance of such Cancap, to have agreed to all of the provisions thereof.

        1. DEFINITIONS. The following are definitions which apply to the Cancap :

"CREDIT FACILITY" means the amended and restated credit agreement dated as of April 1, 2000, as amended from time to time, between the Issuer (as borrower), the financial institutions identified therein (as lenders), Royal Bank of Canada (as administrative agent) and Credit Suisse First Boston Canada (as documentation agent).

"CONVERSION PRICE" means the fair market value per share (as defined hereinafter) at the time of a conversion pursuant to Section 6 hereof, as determined in good faith by the Board of Directors of the Issuer;

"SHARE PAYMENT PRICE" means the fair market value per Share at the time of a share payment pursuant to Section 2(c) hereof, as determined in good faith by the Board of Directors of the Issuer; and

"SHARES" means fully-paid and non-assessable common shares of the capital stock of the Issuer or its successor, and "SHARE" means one (1) such share.


         2. (a) CASH PAYMENT. Subject to Sections 2(c) and 6(a), payments with respect to the Cancap shall be made in lawful money of Canada. Payments due and payable on the Cancap shall be made, without the presentment or surrender of any Cancap, by wire transfer or such other method, and at such


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address in Canada (the "PLACE OF PAYMENT"), as shall be specified by the Holder in a notice given at any time and from time to time to the Issuer.

                  (b) PAYMENT DEFERRAL OPTION. The issuer may elect to defer, at any time and from time to time, Coupon Payments on the Cancap by extending the Coupon Payment period on the Cancap for a period (each such period, an "EXTENSION PERIOD") of up to twelve (12) consecutive semi-annual periods; provided, however, that no Extension period may extend beyond November 28, 2008.

                  (c) SHARE PAYMENT OPTION. The Issuer may at any time, at its option, elect to satisfy its obligation to pay deferred semi-annual and the final Coupon Payment amounts by issuing and delivering to the Holder, for each portion of $1,000 of Coupon Payment owed under the Cancap, the number of Shares obtained by dividing $1,000 by the Share Payment Price.

          3. OPTIONAL REDEMPTION. The Cancap is redeemable at the option of the Issuer, in whole at any time or in part from time to time, at a redemption price equal to the then outstanding Face Amount (or portion thereof called for redemption, as the case may be), together, in each case, with accrued and unpaid Coupon Payments, if any, to the redemption date.

         In order to effect an optional redemption, the Issuer shall provide to the Holder a notice of redemption of at least one (1) business day. On and after any redemption date, Coupon Payments will cease to accrue on the Cancap or portion thereof called for redemption.


         4. MANDATORY REDEMPTION. (A) The occurrence of any of the following shall constitute a MANDATORY REDEMPTION EVENT :

                  (1) any failure to pay the Face Amount of the Cancap when due and payable (whether at maturity or a date fixed for redemption or by declaration or otherwise);

                  (2) any failure to pay any Coupon Payment on the Cancap when due and payable, which failure continues for a period of thirty (30) days;

                  (3) any failure to perform any other obligation under the Cancap, which failure continues for more than thirty (30) days after receipt by the Issuer of a notice from the Holder describing such failure in reasonable detail;

                  (4) the Issuer (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief, reorganisation or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or


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any substantial part of its assets or (v) takes corporate action for the purpose of the foregoing; or

                  (5) a court or other governmental authority of competent jurisdiction enters an order (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to the Issuer or any substantial part of its assets, (ii) for relief or approving a petition for relief, reorganization or any other petition in bankruptcy or for liquidation of the Issuer or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction or (iii) for the dissolution, winding-up or liquidation of the Issuer, or any such petition shall be filed against the Issuer and not be dismissed within ninety (90) days.

(b) The Cancap is not redeemable at the option of the Holder upon any Mandatory Redemption Event prior to May 15, 2007. From and after May 15, 2007, the Cancap is not redeemable at the option of the Holder upon any Mandatory Redemption Event unless (i) no amounts are outstanding under the Credit Facility, (ii) the administrative agent under the Credit Facility has already demanded payment of amounts owing under the Credit Facility, or (iii) if amounts are outstanding under the Credit Facility, not less than ninety (90) days' advance notice of the Mandatory Redemption Event has been given to the administrative agent under the Credit Facility. Subject to the foregoing, if any Mandatory Redemption Event has occurred and is continuing, the Holder may, by written notice to the Issuer, declare the Cancap to be immediately due and payable to the Holder. In any such case, the Cancap will mature, and all amounts payable with respect thereto shall become immediately due and payable, without presentment, demand, protest or further notice, all of which are hereby waived.

(c) At any time after the Cancap has been declared immediately due and payable, the Holder may, by notice to the Issuer, rescind such declaration and its consequences; PROVIDED THAT (i) no judgment or decree shall have been entered for the payment of the Cancap by reason of such declaration, (ii) the Issuer shall have paid all amounts then due and payable (other than by virtue of such declaration) with respect to the Cancap, and (iii) all non-monetary Mandatory Redemption Events, if any, shall have been waived by the Holder of shall have been cured.

5. RANKING. The obligations of the Issuer under the Cancap are subordinated in right of payment to the prior payment in full of all existing and future indebtedness of the Issuer. The holders of all other indebtedness of the Issuer will be entitled to receive payment in full of all amounts due on or in respect of all other indebtedness of the Issuer before the Holder is entitled to receive or retain payment of any kind on the Cancap.

6. CONVERTIBILITY. (a) By giving a notice (a "CONVERSION NOTICE") to the Holder at any time prior to the close of business on November 27, 2008 or the business day immediately preceding the date of a redemption, as the case may be, the Issuer may elect to convert all or any part of the unpaid Face Amount and accrued and unpaid Coupon Payments into Shares at the Conversion Price, the number of which Shares shall be determined by dividing the amount to be so converted by the


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Conversion Price. Until the Issuer converts any unpaid Face Amount and accrued and unpaid Coupon Payments to Shares, the Holder shall have under this Section 6 none of the rights or obligations of a shareholder of the Issuer.

(b) RESERVED SHARES; REGISTRATION, LISTING, ETC. The issuer shall reserve (if at any time its articles limit the number of authorized Shares) and at all times keep available, solely for the purpose of delivery upon conversion of the Cancap as provided in this Section 6, such number of Shares as would then be deliverable at the Conversion Price upon the conversion of the Cancap, which Shares would be upon delivery duly and validly issued and fully paid and non-assessable. If any such Shares require registration with or approval of any governmental authority under any applicable law or listing upon any national securities exchange before such shares may be issued and delivered upon conversion, the Issuer shall use its best efforts to cause such Share to be duly registered, approved and listed, as the case may be.

(c) CONVERSION PROCEDURE. Each Conversion Notice shall specify (a) the unpaid Face Amount of the Cancap, (b) accrued and unpaid Coupon Payments payable thereon, (c) the Conversion Price and (d) the number of Shares to be issued and delivered upon conversion. The Issuer shall, within ten (10) days of sending any Conversion Notice (or at such later time as to which the Issuer and the Holder may agree) deliver to the Holder at the Place of Payment, against surrender of the Cancap owned by the Holder, (i) at the Issuer's expense (including any stamp taxes or similar governmental charges), the appropriate number of duly and validly issued and fully paid and non-assessable Shares and one (1) or more stock certificates therefor (in such number and registered in such names as the Holder may direct, provided that if Shares are to be registered in the name of a person other than the Holder, the Holder shall take all steps necessary to ensure that such registration and any transfer resulting therefrom does not breach any applicable provision of securities law or stock exchange rule) and
(ii) to the extent of any unpaid Face Amount of the Cancap after giving effect to such conversion (and at the Issuer's expense), one (1) Cancap (registered in such name as the Holder may direct) in substantially the form, and in aggregate face amount equal to the such unpaid Face Amount of, such surrendered Cancap. Each new Cancap shall be dated the date to which the Coupon Payment shall have been paid on such surrendered Cancap and future Coupon Payments shall accrue from such date.

7.       MISCELLANEOUS.

    (a) NOTICES. Except as specifically provided elsewhere herein, notices and other communications required or permitted to be given hereunder will be effective when in writing and delivered by hand, mail, recognized overnight courier or telecopier, addressed as follows or to such other addresses as shall be specified by notice :


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                       (1)      If to the Issuer :
                                Sun Media Corporation
                                333 King Street East
                                Toronto (Ontario)  M5A 3X5

                                Attention : Vice-President, Corporate Controller

                                Telecopier Number : (416) 947-3119

                       (2)      If to the Holder :
                                Quebecor Media inc.
                                300 Viger Avenue East
                                Montreal (Quebec)  H2X 3W4

                                Attention : Vice-president, Legal Affairs

                                Telecopier Number : (514) 985-8834


(b) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

(c) SUCCESSORS AND ASSIGNS. The respective rights and obligations of the Issuer and of the Holder hereunder shall be binding upon and inure to the benefit of their respective successors and assigns, PROVIDED THAT the Holder hereunder may only assign the totality of the unpaid balance of the Face Amount hereof at the time of an assignment.

        Without restricting the foregoing, the Issuer and the Holder acknowledge and agree that the Cancap shall be binding upon, and be an obligation of, any corporation with which the Issuer may amalgamate.

(d) SEVERABILITY. Any provision of the Canacap that is held invalid, illegal or unenforceable in any jurisdiction shall not affect the validity, legality or enforceability of the other provisions of the Cancap in such jurisdiction or any provision of the Cancap in any other jurisdiction. The Issuer and the Holder shall endeavour in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, as the case may be, the economic effect of which shall, taken together with the other provisions of the Cancap, come as close as possible to the economic effects the parties intended by the Cancap and the transactions contemplated thereby.

(e) COUNTERPARTS. The Cancap and any instrument or other document executed in connection therewith may be executed in any number of counterparts, each of which shall be original but all of which together shall constitute one (1) instrument or other document, as the case may be.


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(f)     LOSS. In the event the Cancap is misplaced, lost or stolen, the Issuer shall upon demand, issue and deliver, without cost, to the Holder a new Cancap identical to this one, as replacement thereof.


IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute this Agreement as of the date first written above.

ISSUER

SUN MEDIA CORPORATION


By:      ______________________
         Name : Pierre Francoeur
         Title: President & Chief
                Executive Officer


HOLDER

QUEBECOR MEDIA INC.



By:      ____________________________________
         Name : Louis St-Arnaud
         Title: Vice-President, Legal Affairs and Secretary